Exhibit 99.1
NEWS RELEASE
For Immediate Release
September 08, 2005
For more information contact:
Barry Hulin, President and Chief Executive Officer
702.821.4100
702.870.6417
VALLEY BANCORP TO ATTEND THINK EQUITY PARTNERS, LLC GROWTH CONFERENCE
Las Vegas, Nevada, September 8, 2005 -Valley Bancorp (NASDAQ:VLLY), announced that it will participate in the 2005 Third Annual Growth Conference sponsored by Think Equity Partners, LLC. Valley Bancorp’s President and Chief Executive Officer, Barry L. Hulin will be a presenter at the conference on September 13th at 3:30 PM PST.
The conference, which will highlight 200 of the nation’s fastest growing and innovative companies, can be attended in person by invitation only. However, simultaneous web cast and audio conference of the presentation will be made available, as follows:
The Think Equity Growth Conference will be accessible on demand through the web-casting page at www.wsw.com/webcast/tep6/vlly. Additionally, you can view and download the presentation at Valley Bancorp’s website at www.valleybancorp.com. The presentation will be retained for 90 days following the conference.
Persons interested in listening to the conference should access the website 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentation.
About Valley Bancorp
Headquartered in Las Vegas, Nevada, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson and Pahrump, Nevada.

This press release includes forward looking statements relating to the company’s beliefs and goals. Forward-looking statements are subject to a number of risks and uncertainties; including, but not limited to, the company’s inability to generate increased earnings assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Additional risk factors that could cause material differences are detailed from time to time in Valley Bancorp’s reports and other filings made with the SEC, some of which are available on the company’s website www.valleybancorp.com